Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to the Registration Statement on Form S-8 (No. 333-290919) of our report dated December 4, 2024 with respect to the consolidated financial statements of 3 E Network Technology Group Limited as of and for the year ended June 30, 2024 included in the Registration Statement on Form F-1 filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, TX

November 14, 2025